EXHIBIT (A)(25)

















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                        [DUKE ENERGY INTERNATIONAL LOGO]


                                                               March 18, 1999

Dear Endesa Shareholder:

On February 25, 1999, Duke Energy International, L.L.C., commenced an offer to purchase up to 501,947,400 common shares (including common shares represented by American Depositary Shares) of Empresa Nacional de Electricidad S.A. ("Endesa") at 250 Chilean pesos net per share (or 7,500 Chilean pesos per ADS, each of which represents 30 shares of common stock of Endesa). THIS REPRESENTS A PREMIUM OF APPROXIMATELY 48% OVER THE AVERAGE PRICE OF ENDESA SHARES ON THE SANTIAGO STOCK EXCHANGE FOR THE SIX MONTHS PRIOR TO DUKE ENERGY'S ANNOUNCEMENT OF ITS OFFER.

The Offer is only open to U.S. and other non-Chilean holders of Endesa ADSs and Endesa shares. At the same time, Duke Energy is making an Offer in Chile (which is only open to Chilean persons) for up to 3,680,947,436 Endesa shares at the same price as in the U.S. Offer. Although Duke Energy believes that the Offer is an attractive opportunity for Endesa shareholders, you should be aware that the Offer cannot be consummated without the approval of a proposed amendment to Endesa's bylaws, which would raise the limitation on share ownership from 26% to 65%. Endesa has called an Extraordinary Shareholders meeting for April 8, 1999 to vote on the proposed amendment. TO PRESERVE YOUR OPPORTUNITY TO PARTICIPATE IN THE DUKE OFFER, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED FORM OF PROXY TODAY, VOTING FOR THE BYLAW AMENDMENT.

Approval of the proposed amendment does not obligate you in any way to tender your shares to Duke. SINCE THE PROPOSED AMENDMENT REQUIRES THE AFFIRMATIVE VOTE OF 75% OF ENDESA'S OUTSTANDING SHARES, YOUR VOTE IS EXTREMELY IMPORTANT.

I urge you to protect the value of your investment by voting FOR the proposed bylaw amendment. PLEASE CHECK THE FOR BOX ON THE ENCLOSED FORM OF PROXY AND MAIL IT TODAY.

Thank you for your consideration and support.

Sincerely,

BRUCE A. WILLIAMSON
President
Duke Energy International L.L.C.


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                   IMPORTANT: MAKE SURE YOUR VOTE IS COUNTED!

Your bank or broker must deliver your vote to Citibank, N.A., the ADS depositary, no later than 10:00 AM, EST, Tuesday, April 6, 1999, Citibank's deadline. THEREFORE YOUR BANK OR BROKER MUST RECEIVE YOUR VOTE BY APRIL 5, 1999 IN ORDER TO HAVE AMPLE TIME TO DELIVER IT TO CITIBANK.

IF YOU HAVE ANY QUESTIONS, OR NEED ASSISTANCE IN VOTING YOUR SHARES OR ADSS, PLEASE CONTACT INNISFREE M&A INCORPORATED, WHICH IS ASSISTING US, AT (888) 750-5834 (TOLL-FREE).
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